EXHIBIT 23.1


        We consent to the incorporation by reference in this Registration Statement of Med-Emerg International Inc. on Form S-8 of our report dated February 5, 1999 (except for note 15 for which the date is March 2, 1999) appearing in the Annual Report on Form 10-K of Med-Emerg International Inc. for the year ended December 31, 1998.

/S/ SCHWARTZ LEVITSKY FELDMAN
-----------------------------
SCHWARTZ LEVITSKY FELDMAN
Toronto, Ontario

March 10, 2000